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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
     THE SECURITIES ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Commission File No. 0-18952

                            NTS-Properties Plus, Ltd.

             (Exact name of registrant as specified in this charter)

                                    ORIG, LLC
                             10172 Linn Station Road
                           Louisville, Kentucky 40223
                                 (502) 426-4800

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                                executive office)

                          Limited Partnership Interests

            (Title of each class of securities covered by this Form)

                                      None

   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)       |X|
                 Rule 12g-4(a)(1)(ii)      | |
                 Rule 12g-4(a)(2)(i)       | |
                 Rule 12g-4(a)(2)(ii)      | |
                 Rule 12h-3(b)(1)(i)       |X|
                 Rule 12h-3(b)(1)(ii)      | |
                 Rule 12h-3(b)(2)(i)       | |
                 Rule 12h-3(b)(2)(ii)      | |
                 Rule 15d-6                | |

       Approximate number of holders of record as of the certification or notice date: 0


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         Pursuant to the requirements of the Securities Exchange Act of 1934
ORIG, LLC (the successor by merger to NTS-Properties Plus, Ltd.) has caused this certification/notice to be signed on behalf of NTS-Properties Plus, Ltd. by the undersigned duly authorized person.


DATE:  July 26, 2002               By:  /s/ J.D. Nichols
                                       ----------------------------------------
                                         J.D. Nichols, Manager

















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